Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES THIRD QUARTER FISCAL 2025 RESULTS
BOARD OF DIRECTORS AUTHORIZES $1.0 BILLION INCREASE IN ITS STOCK REPURCHASE PROGRAM

Revenue increased 7% to $2.6 billion
Comparable sales increased 1%, or 2% on a constant dollar basis
Diluted EPS of $2.59
Vancouver, British Columbia – December 11, 2025 – lululemon athletica inc. (NASDAQ:LULU) today announced financial results for the third quarter of fiscal 2025, which ended on November 2, 2025.
Calvin McDonald, Chief Executive Officer, stated: "In the third quarter, our teams remained focused on driving improvements within our U.S. business and maintaining momentum in our international regions. We are beginning to make progress against our action plan and continue to expect to see the impact of this work in 2026. As we enter the holiday season, we are encouraged by our early performance, and I would like to thank all our lululemon team members for their hard work and dedication to our guests and communities."
For the third quarter of 2025, compared to the third quarter of 2024:
•Net revenue increased 7% to $2.6 billion.
–Americas net revenue decreased 2%.
–International net revenue increased 33%.
•Comparable sales increased 1%, or 2% on a constant dollar basis.
–Americas comparable sales decreased 5%.
–International comparable sales increased 18%.
•Gross profit increased 2% to $1.4 billion and gross margin decreased 290 basis points to 55.6%.
•Income from operations decreased 11% to $435.9 million and operating margin decreased 350 basis points to 17.0%.
•The effective income tax rate for the third quarter of 2025 was 30.5% compared to 30.2% for the third quarter of 2024.
•Diluted earnings per share were $2.59 compared to $2.87 in the third quarter of 2024.
•The Company opened 12 net new company-operated stores during the third quarter, ending with 796 stores.
Meghan Frank, Chief Financial Officer, stated: "We delivered better-than-expected revenue and EPS in the third quarter as a result of our disciplined execution and ongoing strength internationally. Looking forward, we will continue to leverage our strong financial position to invest in our growth initiatives, while maintaining operational rigor. In addition, we are pleased our Board of Directors recently increased our share repurchase authorization, which demonstrates our collective confidence in the opportunities ahead for our brand."
Stock Repurchase Program
During the third quarter of 2025, the Company repurchased 1.0 million shares of its common stock for a cost of $189.0 million.
On December 3, 2025, the board of directors approved a $1.0 billion increase to the Company's stock repurchase program. Including this increase, as of December 11, 2025, the Company had approximately $1.6 billion remaining authorized on its stock repurchase program.
Balance Sheet Highlights
The Company ended the third quarter of 2025 with $1.0 billion in cash and cash equivalents and the capacity under its committed revolving credit facility was $593.0 million.

Inventories at the end of the third quarter of 2025 increased 11% to $2.0 billion compared to $1.8 billion at the end of the third quarter of 2024. On a unit basis, inventories increased 4%.
2025 Outlook
For the fourth quarter of 2025, the Company expects net revenue to be in the range of $3.500 billion to $3.585 billion, representing a decline of 3% to 1%, or growth of 2% to 4% excluding the 53rd week of 2024. Diluted earnings per share are expected to be in the range of $4.66 to $4.76 for the quarter. This assumes a tax rate of approximately 30%.
For 2025, the Company now expects net revenue to be in the range of $10.962 billion to $11.047 billion, representing growth of 4%, or 5% to 6% excluding the 53rd week of 2024. Diluted earnings per share are now expected to be in the range of $12.92 to $13.02 for the year. This assumes a tax rate of approximately 30%.
The guidance for 2025 includes an estimated reduction in income from operations of approximately $210 million, net of currently anticipated mitigation efforts, including vendor savings, and pricing actions, reflecting our current assumptions about higher levels of tariffs on imports into the United States and the removal of the de minimis exemption. Actual results could differ materially from these estimates if tariff rates, sourcing savings, consumer demand, or the timing of regulatory changes vary from our current assumptions, or if our mitigation initiatives are less effective than currently expected.
The guidance does not reflect potential future repurchases of the Company's shares.
The guidance and outlook forward-looking statements made in this press release are based on management's expectations as of the date of this press release and do not incorporate future unknown impacts, including tariffs and macroeconomic trends. The Company undertakes no duty to update or to continue to provide information with respect to any forward-looking statements or risk factors, whether as a result of new information or future events or circumstances or otherwise. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of risks and uncertainties, including those stated below.
Leadership Transition
In a separate press release today, lululemon also announced a CEO succession plan. For additional details, please visit: https://corporate.lululemon.com/media/press-releases.
Conference Call Information
A conference call to discuss third quarter results is scheduled for today, December 11, 2025, at 4:30 p.m. Eastern time. Those interested in participating in the call are invited to dial 1-833-752-3550 or 1-647-846-8290, if calling internationally, approximately 10 minutes prior to the start of the call. A live webcast of the conference call will be available online at: https://corporate.lululemon.com/investors/news-and-events/events-and-presentations. A replay will be made available online approximately two hours following the live call for a period of 30 days.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a technical athletic apparel, footwear, and accessories company for yoga, running, training, and most other activities, creating transformational products and experiences that build meaningful connections, unlocking greater possibility and wellbeing for all. Setting the bar in innovation of fabrics and functional designs, lululemon works with yogis and athletes in local communities around the world for continuous research and product feedback. For more information, visit lululemon.com.

Shifted Calendar for Comparable Sales
Due to the 53rd week in 2024, comparable sales are calculated on a one-week shifted basis such that the 13 weeks ended November 2, 2025 is compared to the 13 weeks ended November 3, 2024 rather than October 27, 2024.
Non-GAAP Financial Measures
We report certain financial metrics on a constant dollar basis, which is a non-GAAP financial measure.
A constant dollar basis assumes the average foreign currency exchange rates for the period remained constant with the average foreign currency exchange rates for the same period of the prior year. The Company provides constant dollar changes in its results to help investors understand the underlying growth rate of net revenue excluding the impact of changes in foreign currency exchange rates. Management uses constant currency metrics internally when reviewing and assessing financial performance.
The Company's fiscal year ends on the Sunday closest to January 31st of the following year, typically resulting in a 52-week year, but occasionally giving rise to an additional week, resulting in a 53-week year. Fiscal 2024 was a 53-week year while 2025 will be a 52-week year. The expected net revenue change excluding the 53rd week excludes the net revenue for the 53rd week of 2024. This enables an evaluation of the expected year-over-year change in net revenue based on 52 weeks in each year.
These non-GAAP financial measures are provided in addition to, and not a substitute for, the corresponding financial measures calculated in accordance with GAAP. For more information on these non-GAAP financial measures, please see the section captioned "Reconciliation of Non-GAAP Financial Measures" included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures. The Company's non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures reported by other companies.
Forward-Looking Statements:
This press release includes estimates, projections, statements relating to the Company's business plans, objectives, and expected operating results that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements also include the Company's guidance and outlook statements. These statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: the Company's ability to maintain the value and reputation of its brand; its highly competitive market and increasing competition; its ability to anticipate consumer preferences and successfully develop and introduce new, innovative and differentiated products; the acceptability of its products to guests; increasing costs and decreasing selling prices; its ability to accurately forecast guest demand for its products; its ability to expand in light of its limited operating experience and limited brand recognition in new international markets and new product categories; its ability to attract, manage, and retain highly qualified individuals; its ability to manage its growth and the increased complexity of its business effectively; changes in consumer shopping preferences and shifts in distribution channels; its leasing of retail and distribution space; seasonality; its ability to safeguard against security breaches with respect to its technology systems; its compliance with privacy and data protection laws; any material disruption of its information systems; its ability to have technology-based systems function effectively and grow its e-commerce business globally; changes to U.S. tariff and customs policy, including the elimination of the de minimis exemption; macroeconomic volatility, inflationary pressures, and shifts in consumer sentiment; global political and economic instability and related trade actions; changes to tariffs, customs rules, and other trade restrictions; changes in tax laws or unanticipated tax liabilities; its ability to comply with trade and other regulations; fluctuations in foreign currency exchange rates; global or regional health events such as the

COVID-19 pandemic and related government, private sector, and individual consumer responsive actions; disruptions of its supply chain; its reliance on a relatively small number of vendors to supply and manufacture a significant portion of its products; suppliers or manufacturers not complying with its Vendor Code of Ethics or applicable laws; fluctuating costs of raw materials; its ability to deliver its products to the market and to meet guest expectations if it has problems with its distribution system; increasing labor costs and other factors associated with the production of its products in South Asia and South East Asia; imitation by its competitors; its ability to protect its intellectual property rights; conflicting trademarks and patents and the prevention of sale of certain products; climate change and related pressures; heightened scrutiny and legal risks from competing pressures regarding ESG; its exposure to various types of litigation; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, its most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.
Contacts:
Investor Contacts:
lululemon athletica inc.
Howard Tubin
1-604-732-6124
or
ICR, Inc.
Joseph Teklits
1-203-682-8200

Media Contact:
lululemon athletica inc.
Madi Wallace
1-604-732-6124

lululemon athletica inc.
The fiscal year ending February 1, 2026 is referred to as "2025" and the fiscal year ended February 2, 2025 is referred to as "2024".
Condensed Consolidated Statements of Operations
Unaudited; Expressed in thousands, except per share amounts

	Third Quarter		First Three Quarters
	2025	2024	2025	2024
Net revenue	$2,565,920	$2,396,660	$7,461,799	$6,976,629
Costs of goods sold	1,140,004	995,054	3,175,555	2,887,770
Gross profit	1,425,916	1,401,606	4,286,244	4,088,859
As a percentage of net revenue	55.6%	58.5%	57.4%	58.6%
Selling, general and administrative expenses	988,254	909,827	2,882,783	2,624,212
As a percentage of net revenue	38.5%	38.0%	38.6%	37.6%
Amortization of intangible assets	1,776	1,118	5,136	1,118
Income from operations	435,886	490,661	1,398,325	1,463,529
As a percentage of net revenue	17.0%	20.5%	18.7%	21.0%
Other income (expense), net	5,854	13,743	27,377	55,020
Income before income tax expense	441,740	504,404	1,425,702	1,518,549
Income tax expense	134,905	152,534	433,390	452,336
Net income	$306,835	$351,870	$992,312	$1,066,213

Basic earnings per share	$2.59	$2.87	$8.30	$8.57
Diluted earnings per share	$2.59	$2.87	$8.29	$8.55
Basic weighted-average shares outstanding	118,535	122,697	119,589	124,471
Diluted weighted-average shares outstanding	118,552	122,803	119,692	124,668

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Unaudited; Expressed in thousands

	November 2, 2025	February 2, 2025	October 27, 2024
ASSETS
Current assets
Cash and cash equivalents	$1,035,862	$1,984,336	$1,188,419
Inventories	1,997,844	1,442,081	1,800,893
Prepaid and receivable income taxes	430,303	182,253	257,388
Other current assets	459,652	371,632	358,589
Total current assets	3,923,661	3,980,302	3,605,289
Property and equipment, net	1,952,012	1,780,617	1,697,759
Right-of-use lease assets	1,600,385	1,416,256	1,360,589
Goodwill and intangible assets, net	182,990	171,191	178,185
Deferred income taxes and other non-current assets	296,144	254,926	241,847
Total assets	$7,955,192	$7,603,292	$7,083,669
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$352,160	$271,406	$385,960
Accrued liabilities and other	621,155	559,463	561,615
Accrued compensation and related expenses	186,378	204,543	190,169
Current lease liabilities	317,482	275,154	290,368
Current income taxes payable	62,712	183,126	96,808
Unredeemed gift card liability	253,798	308,352	238,327
Other current liabilities	48,494	37,586	40,286
Total current liabilities	1,842,179	1,839,630	1,803,533
Non-current lease liabilities	1,445,312	1,300,637	1,223,733
Deferred income tax liability	111,590	98,188	33,231
Other non-current liabilities	54,088	40,790	37,440
Stockholders' equity	4,502,023	4,324,047	3,985,732
Total liabilities and stockholders' equity	$7,955,192	$7,603,292	$7,083,669

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Unaudited; Expressed in thousands

	First Three Quarters
	2025	2024
Cash flows from operating activities
Net income	$992,312	$1,066,213
Adjustments to reconcile net income to net cash provided by operating activities	(532,706)	(194,890)
Net cash provided by operating activities	459,606	871,323
Net cash used in investing activities	(489,057)	(575,214)
Net cash used in financing activities	(938,996)	(1,328,510)
Effect of foreign currency exchange rate changes on cash and cash equivalents	19,973	(23,151)
Decrease in cash and cash equivalents	(948,474)	(1,055,552)
Cash and cash equivalents, beginning of period	1,984,336	2,243,971
Cash and cash equivalents, end of period	$1,035,862	$1,188,419

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited

Constant dollar changes
The below changes show the change compared to the corresponding period in the prior year. Due to the 53rd week in 2024, the below changes in comparable sales are calculated on a one-week shifted basis such that the 13 weeks ended November 2, 2025 is compared to the 13 weeks ended November 3, 2024 rather than October 27, 2024.

	Third Quarter 2025
Net Revenue	Change	Foreign exchange	Change in constant dollars
United States	(3)%	—%	(3)%
Canada	(1)	1	—
Mexico(1)	95	(9)	86
Americas	(2)	—	(2)

China Mainland	46	1	47
Rest of World	19	—	19
Total international	33	—	33

Total	7%	—%	7%

	Third Quarter 2025
Comparable Sales(2)	Change	Foreign exchange	Change in constant dollars
Americas	(5)%	—%	(5)%

China Mainland	24	1	25
Rest of World	9	—	9
Total international	18	—	18

Total	1%	1%	2%
__________
(1)On September 10, 2024, the Company acquired the lululemon branded retail locations and operations run by a third party in Mexico. Wholesale sales to the third party by lululemon athletica canada inc. prior to the acquisition are disclosed as net revenue recognized within Canada.
(2)Comparable sales includes comparable company-operated store and e-commerce net revenue. Comparable company-operated stores have been open for at least 12 full fiscal months, or open for at least 12 full fiscal months after being significantly expanded. Comparable company-operated stores exclude stores which have been temporarily relocated for renovations or have been temporarily closed. Company-operated stores acquired as a result of the acquisition of the Mexico operations were considered comparable beginning October 2025, after 12 full fiscal months of sales from the date of acquisition.

Expected net revenue change excluding the 53rd week
The Company's fiscal year ends on the Sunday closest to January 31st of the following year, typically resulting in a 52-week year, but occasionally giving rise to an additional week, resulting in a 53-week year. Fiscal 2024 was a 53-week year while 2025 will be a 52-week year.

	Fourth Quarter 2025	Fiscal 2025
Expected net revenue change	(3)% to (1)%	4%
Impact of 53rd week	5%	1% to 2%
Expected net revenue change excluding the 53rd week (non-GAAP)	2% to 4%	5% to 6%

	Fiscal 2025
	Expected net revenue change	Impact of 53rd week	Foreign exchange	Expected net revenue change in constant dollars excluding the 53rd week (non-GAAP)
United States	(2)% to (3)%	1%	—%	(1%) to (2%)
Canada	(2)%	2%	—%	—%
Americas	(1)% to (2)%	1%	—%	0% to (1)%
China Mainland	20% to 23%	2%	—%	22% to 25%
Rest of World	17% to 19%	2%	(2)%	17% to 19%

lululemon athletica inc.
Company-operated Store Count and Square Footage(1)
Square footage expressed in thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
4th Quarter 2024	749	21	3	767
1st Quarter 2025	767	5	2	770
2nd Quarter 2025	770	15	1	784
3rd Quarter 2025	784	14	2	796

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter(2)	Gross Square Feet Lost During the Quarter(2)	Total Gross Square Feet at the End of the Quarter
4th Quarter 2024	3,231	153	12	3,372
1st Quarter 2025	3,372	50	7	3,415
2nd Quarter 2025	3,415	99	3	3,511
3rd Quarter 2025	3,511	128	9	3,630
 __________
(1)Company-operated store count and square footage summary excludes retail locations operated by third parties under license and supply arrangements.
(2)Gross square feet added/lost during the quarter includes net square foot additions for company-operated stores which have been renovated or relocated in the quarter.